STATE OF DELEWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

(WITH DIRECTOR LIABILITY)

1 .. The name of the Corporation shall be GLOBAL TECHNOLOGIES CORP

2. Its registered office in the State of Deleware is located at , Harvard Business Service 16192 Coastal Highway , in the City of Lewes , County of Sussex , zip code , 19958 and its Registered Agent at such address .

3. The purpose or purposes of the Corporation shall be any lawful purpose

4. The total number of shares and par value of stock which the corporation shall be authorized to issue is 500,000,000 shares, par value $0.0001, 490,000,000 shares of common stock and 10,000,000 shares of preferred stock .

5. The powers preferences and rights and the qualifications , limitations , or restrictions thereof shall be determined by the board of directors .

6. The name and address of the incorporator is as follows

Office of Richard Rubin, 4029 Panama Court , Oakland , CA 94611

7. The Board of Directors shall have the power to adopt, amend, or repeal by law

8. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence a director shall be liable to the extent provided by applicable law (1) for breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law , (3) pursuant to Section 174 of the Deleware General Corporation Law , or (iv) for any transaction from which the director derived an improper personal benefit . No amendment to or repeal of this article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment .

IN WITNESS WHEREOF , the undersigned being the incorporator herein before named , has executed signed and acknowledged this certificate of incorporation this 28th day of July 2014

BY /s/ Richard Rubin ( incorporator ).

State of Deleware , Secretary of State ,Division of Corporation

Delivered 03:38pm 07/28/2014 , Filed 03:38 pm 07/28/2014

SRV 141006380 – 5576616 FILE